UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 3, 2014

Southcross Energy Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35719	45-5045230
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

1700 Pacific Avenue
Suite 2900
Dallas, Texas 75201
(Address of principal executive office) (Zip Code)

(214) 979-3700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2014, the Board of Directors (the “Board”) of Southcross Energy Partners GP, LLC (the “General Partner”), the general partner of Southcross Energy Partners, L.P. (the “Partnership”), elected John E. Bonn as its President and Chief Operating Officer. Albert B. Glasgow, the General Partner’s Senior Vice President of Operations, will continue working for the General Partner as a Senior Vice President and will report to Mr. David Biegler, the Chairman and Chief Executive Officer of the General Partner. Immediately before the appointment of Mr. Bonn as President and Chief Operating Officer, Mr. Biegler also was President of the General Partner.

Prior to joining the General Partner, Mr. Bonn, 56, was president of NiSource Midstream Services LLC, a subsidiary of NiSource Corporation, from April 2011 to June 2013 as well as president of Pennant Midstream, a joint venture between NiSource and Hilcorp Energy, a business developer contracted with Monarch Natural Gas, LLC from January 2010 to March 2011 and a Vice President of Enterprise Product Partners L.P. from 2006-2009. Mr. Bonn has over 30 years of experience in the midstream energy sector and has held various management and senior leadership positions with various energy companies, including Gulfterra Energy Partners LP and Delhi Gas Pipeline.

Mr. Bonn earned a Bachelor of Science degree in Agricultural Engineering from Texas A&M University. Mr. Bonn serves on the board of directors of the Texas Aggie Corps of Cadets Association. Mr. Bonn is a past president of the North Texas Electric Power and Natural Gas Society and served on the Executive Committee of the Marcellus Shale Coalition. Mr. Bonn is also a past board member of the New Mexico Oil & Gas Association and the National Energy Service Association.

Under Mr. Bonn’s employment offer letter, Mr. Bonn will (a) receive a salary of $13,500 paid bi-weekly (annualized salary of $351,000), (b) be eligible for a bonus, (c) be reimbursed for certain moving expenses and up to $4,000 per month for 12 months for interim living expenses and (d) receive a resettlement allowance of $27,000 upon closing of a primary residence in Dallas. In addition under the offer letter, Mr. Bonn will be eligible to participate in the Partnership’s Long-Term Incentive Plan (the “LTIP”) with an initial award having a value of $625,000 and a potential award of up to $200,000 within six months. Subject to approval by the compensation committee of the Board, the initial award will be granted at the next authorized grant date pursuant to the LTIP. All of the units granted under the LTIP will vest proportionally over three years from the date of grant, contingent on continued employment. In addition, Mr. Bonn has entered into a severance agreement dated March 3, 2014 (the “Severance Agreement”), similar in form to the severance agreements entered into with other executive officers of the General Partner. The Severance Agreement provides benefits equal to Mr. Bonn’s Base Salary through the date of termination, as well as the Bonus, the Severance Payment and reimbursement for the cost of COBRA coverage for 12 months, to be paid upon his termination following a Change of Control, termination without Cause or resignation by Mr. Bonn for Good Reason (all of which capitalized terms have the meanings given them in the Severance Agreement).

A copy of the press release regarding Mr. Bonn’s election is furnished as Exhibit 99.1 to this Current Report on Form 8-K.  Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act of 1933, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description
99.1	Press Release of Southcross Energy Partners, L.P. dated March 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southcross Energy Partners, L.P.

	By:	Southcross Energy Partners GP, LLC,
its general partner

Dated: March 3, 2014	By:	/s/ J. Michael Anderson
		Name:	J. Michael Anderson
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Southcross Energy Partners, L.P. dated March 3, 2014